EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Third Quarter 2026 Results, Raises Full Year 2026 Financial Guidance, and Increases Quarterly Dividend by Over 12%
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy, Inc. (“Cheniere”) (NYSE: LNG) today announced its financial results for the third quarter 2026.
THIRD QUARTER 2026 SUMMARY FINANCIAL RESULTS

(in billions)	Three Months Ended September 30, 2026	Nine Months Ended September 30, 2026
Revenues	$6.17	$17.77
Net Income[1,2]	$1.17	$0.74
Consolidated Adjusted EBITDA[3]	$1.90	$6.04
Distributable Cash Flow[3]	$1.23	$4.07
2026 FULL YEAR FINANCIAL GUIDANCE

(in billions)	2026 Previous			2026 Revised
Consolidated Adjusted EBITDA[3]	$7.90		$8.40	$8.75	-	$9.25
Distributable Cash Flow[3]	$5.30	-	$5.80	$6.05	-	$6.55
RECENT HIGHLIGHTS
Financial
•During the three and nine months ended September 30, 2026, Cheniere generated revenues of approximately $6.2 billion and $17.8 billion, Consolidated Adjusted EBITDA3 of approximately $1.9 billion and $6.0 billion, Distributable Cash Flow3 of approximately $1.2 billion and $4.1 billion, and net income1,2 of approximately $1.2 billion and $736 million, respectively.
•Raising full year 2026 Consolidated Adjusted EBITDA3 guidance from $7.90 billion - $8.40 billion to $8.75 billion - $9.25 billion and full year 2026 Distributable Cash Flow3 guidance from $5.30 billion - $5.80 billion to $6.05 billion - $6.55 billion.
Capital Allocation
•For the third quarter 2026, Cheniere’s Board of Directors has declared a quarterly cash dividend of $0.625 per common share, an increase of over 12% from the prior quarter, payable on November 17, 2026 to shareholders of record as of the close of business on November 9, 2026.
•During the three and nine months ended September 30, 2026, Cheniere deployed approximately $1.5 billion and $3.6 billion, respectively, under its comprehensive capital allocation plan by:
◦Repurchasing an aggregate of approximately 2.8 million and 7.7 million shares of common stock for approximately $731 million and $1.8 billion, respectively,
___________________________
1 Net income as used herein refers to Net income attributable to Cheniere Energy, Inc. on our Consolidated Statements of Operations.
2 See “Reconciliation of Non-GAAP Measures” for Adjusted Net Income, a non-GAAP financial measure, which excludes non-cash changes in fair value of our derivative instruments and related adjustments to income tax (benefit) and non-controlling interest.
3 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

◦Paying quarterly dividends of $0.555 and $1.665 per share of common stock, totaling approximately $114 million and $347 million, respectively,
◦Investing approximately $740 million and $2.8 billion of growth capital with approximately $626 million and $1.1 billion funded with equity cash flows, respectively, and
◦Repaying approximately $54 million and $307 million of consolidated long-term indebtedness, respectively.
•In October 2026, S&P Global Ratings upgraded its issuer credit rating of Cheniere Corpus Christi Holdings, LLC (“CCH”) from BBB+ to A- with a stable outlook.
Commercial
•In October 2026, Sabine Pass Liquefaction, LLC (“SPL”) and Corpus Christi Liquefaction, LLC (CCL) entered into long-term LNG sale and purchase agreements (“SPA”) with QatarEnergy to supply in aggregate up to 4 million tonnes per annum (“mtpa”) of liquefied natural gas (“LNG”) on a free-on-board (“FOB”) basis beginning in the early 2030s through 2054, with 1 mtpa subject to, among other things, a positive Final Investment Decision (“FID”) with respect to the first phase of the SPL Expansion Project (defined below).
•In September 2026, Cheniere Marketing, LLC (“Cheniere Marketing”) entered into a long-term LNG SPA with Petrobras to supply 0.8 mtpa of LNG on a FOB basis for 22 years.
Growth / Operations
•In September 2026, the Federal Energy Regulatory Commission (“FERC”) issued the final environmental impact statement (“EIS”) relating to the SPL Expansion Project.
•In September 2026, the FERC issued a draft EIS relating to the CCL Expansion Project (defined below).
•In September 2026, Cheniere and its subsidiaries obtained commitments for a term loan to finance the construction costs of the first phase of the SPL Expansion Project that are not expected to be funded with available cash. The term loan is being sized to finance approximately 50% of the total estimated project costs of the first phase. Closing and funding are subject to customary conditions, including the issuance of a positive FID with respect to the first phase of the SPL Expansion Project.
•In August 2026, Cheniere produced and exported its 5,000th cargo of LNG from its U.S. Gulf Coast operations, achieving this milestone faster than any other LNG producer worldwide.
•In August 2026, substantial completion of the seventh train (“Midscale Train 7”) of the CCL Stage 3 Project (defined below) was achieved, marking the project complete ahead of the guaranteed completion schedule and within budget, and expanding Cheniere’s LNG production capacity by over 20%.

CEO COMMENT
“We achieved key milestones across the Cheniere platform in the third quarter of 2026, highlighted by the substantial completion of the seventh and final train of the CCL Stage 3 Project, the export of our 5,000th LNG cargo, and our continued commercial success in support of future brownfield growth at Sabine Pass and Corpus Christi,” said Jack Fusco, Cheniere’s Chairman, President and Chief Executive Officer. “Our outstanding results and improved outlook enable us to further raise our guidance ranges for 2026, and the successful completion of CCL Stage 3 and our continued debottlenecking efforts provide increased visibility into our initial production forecast for 2027. Across our business, we continue to reinforce our track record for operational excellence and safety, executing on our long-term capital allocation plan, and accretively growing our leading infrastructure platform to reliably meet the energy needs of our customers worldwide for decades to come.”

SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	% Change	2026	2025	% Change
Revenues	$6,173	$4,441	39%	$17,773	$14,526	22%
Net income[1,2]	$1,170	$1,049	12%	$736	$3,028	N/M
Consolidated Adjusted EBITDA[3]	$1,900	$1,608	18%	$6,037	$4,896	23%
LNG exported:
Number of cargoes	188	163	15%	559	485	15%
Volumes (TBtu)	684	586	17%	2,044	1,745	17%
LNG volumes loaded (TBtu)	685	586	17%	2,045	1,744	17%
Net income1,2 was approximately $1.2 billion and $736 million for the three and nine months ended September 30, 2026, respectively, as compared to net income1,2 of approximately $1.0 billion and $3.0 billion for the corresponding 2025 periods. The increase for the three months ended September 30, 2026 is due to higher total margins on LNG delivered, driven by higher volumes recognized in income as well higher margins per MMBtu of LNG delivered during the period, as well as lower provisions for income tax relative to the 2025 period. The decrease for the nine months ended September 30, 2026 is primarily due to $3.6 billion of unfavorable variances related to the changes in the fair value of our derivative instruments, predominantly related to our long-term Integrated Production Marketing (“IPM”) agreements (before tax and non-controlling interests), and partially offset primarily by higher volumes recognized in income and to a lesser extent higher margins per MMBtu of LNG delivered during the period, as well as the recognition of a nonrecurring excise tax credit during the 2026 period.
Share-based compensation expenses included in net income totaled $75 million and $190 million for the three and nine months ended September 30, 2026, respectively, compared to $35 million and $140 million for the corresponding 2025 periods.
Consolidated Adjusted EBITDA3 increased approximately $292 million and $1.1 billion for the three and nine months ended September 30, 2026, respectively, as compared to the corresponding 2025 periods, due to higher total margins on LNG delivered, driven by higher volumes recognized in income as well higher margins per MMBtu of LNG delivered during the period.
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Partners, L.P. (“Cheniere Partners”) (NYSE: CQP) as of September 30, 2026 consisted of 100% ownership of the general partner interest and a 48.6% limited partner interest.

BALANCE SHEET MANAGEMENT
Capital Resources
The table below provides a summary of our available liquidity (in millions) as of September 30, 2026:

September 30, 2026
Cash and cash equivalents(1)	$1,663
Restricted cash and cash equivalents(2)	393
Available commitments under our credit facilities:
SPL Revolving Credit Facility	873
Cheniere Partners Revolving Credit Facility	1,000
CCH Credit Facility	1,510
CCH Revolving Credit Facility	890
Cheniere Revolving Credit Facility	1,750
Total available commitments under our credit facilities	6,023

Total available liquidity	$8,079
(1)$569 million of cash and cash equivalents was held by Cheniere Partners.
(2)$35 million of restricted cash and cash equivalents was held by Cheniere Partners.
Recent Key Financial Transactions and Updates
In September 2026, SPL repaid approximately $54 million aggregate principal amount outstanding of its Senior Secured Notes due 2037 with weighted average rate of 4.748% as of June 30, 2026 (the “2037 SPL Senior Notes”) based on the fixed amortization schedules.

In September 2026, Cheniere and its subsidiaries obtained commitments for a term loan to finance the construction costs of the first phase of the SPL Expansion Project that are not expected to be funded with available cash. Closing and funding are subject to customary conditions, including the issuance of a positive FID with respect to the first phase of the SPL Expansion Project. Additionally, we have secured commitments to amend and extend the maturities of the SPL Revolving Credit Facility and the Cheniere Partners Revolving Credit Facility, including the reallocation of $250 million in commitments from the SPL Revolving Credit Facility to the Cheniere Partners Revolving Credit Facility.

LIQUEFACTION PROJECTS OVERVIEW
In aggregate across the Sabine Pass LNG terminal and the Corpus Christi LNG terminal, we have approximately 56 mtpa of liquefaction capacity in operation, approximately 5 mtpa under construction, and over 40 mtpa in the regulatory permitting process.
SPL Project
Through Cheniere Partners, we operate liquefaction and export facilities with a total production capacity of over 30 mtpa of LNG at the Sabine Pass LNG terminal in Cameron Parish, Louisiana (the “SPL Project”), inclusive of six liquefaction trains.
SPL Expansion Project
Through Cheniere Partners, we are developing an expansion adjacent to the SPL Project with an expected total peak production capacity of up to approximately 20 mtpa of LNG (the “SPL Expansion Project”), inclusive of estimated debottlenecking opportunities. We expect to execute the SPL Expansion Project in a phased approach, maximizing brownfield economics, and a positive FID is subject to, among other things, receipt of necessary regulatory approvals and acceptable commercial and financing arrangements.

The first phase includes a single train, Train 7, and a boil-off gas re-liquefaction unit, along with supporting infrastructure and tie-ins to the existing Sabine Pass LNG terminal, and has an expected total production capacity of over 6 mtpa of LNG, inclusive of estimated debottlenecking opportunities. In May 2026, the lump sum, turnkey engineering, procurement and construction (EPC) contract with Bechtel Energy, Inc. (“Bechtel”) for the first phase of the SPL Expansion Project was signed, and Bechtel was released to commence early engineering and procurement under a limited notice to proceed (LNTP).
The FERC application for authorization to site, construct and operate the SPL Expansion Project, as well as the Department of Energy (“DOE”) application authorizing the export of LNG to non-free trade agreement (“FTA”) countries, remain pending. In September 2026, the FERC issued the final EIS relating to the SPL Expansion Project.
CCL Project
We operate liquefaction and export facilities with a total production capacity of over 25 mtpa of LNG at the Corpus Christi LNG terminal near Corpus Christi, Texas (the “CCL Project”), inclusive of three liquefaction trains with over 15 mtpa of total liquefaction capacity, and seven midscale trains (the “CCL Stage 3 Project”), which has a total liquefaction capacity of over 10 mtpa. Midscale Train 7 of the CCL Stage 3 Project reached substantial completion in August 2026, marking the CCL Stage 3 Project complete.
CCL Midscale Trains 8 & 9 Project
We are constructing an expansion adjacent to the CCL Stage 3 Project consisting of two additional midscale trains with an expected total production capacity of approximately 5 mtpa of LNG (the “CCL Midscale Trains 8 & 9 Project”), inclusive of estimated debottlenecking opportunities.
CCL Midscale Trains 8 & 9 Project Progress as of September 30, 2026:

CCL Midscale Trains 8 & 9 Project
Project Status	Under Construction
Project Completion Percentage	58.6%(1)
Expected Substantial Completion	2H 2028
(1)Engineering 95.2% complete, procurement 84.9% complete, subcontract work 57.9% complete and construction 14.5% complete.

CCL Expansion Project
We are developing an expansion adjacent to the CCL Project with an expected total peak production capacity of up to approximately 24 mtpa of LNG, inclusive of estimated debottlenecking opportunities (the “CCL Expansion Project”). We expect to execute the CCL Expansion Project in a phased approach, maximizing brownfield economics, and a positive FID is subject to, among other things, receipt of necessary regulatory approvals and acceptable commercial and financing arrangements. The FERC application for authorization to site, construct and operate the CCL Expansion Project, as well as the DOE application authorizing the export of LNG to non-FTA countries, remain pending.
INVESTOR CONFERENCE CALL AND WEBCAST
We will host a conference call to discuss our financial and operating results for the third quarter 2026 on Thursday, October 29, 2026, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.
About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of LNG in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with a total combined production capacity of approximately 56 mtpa of LNG in operation and an additional approximately 5 mtpa of expected production capacity under construction or in commissioning, inclusive of estimated debottlenecking opportunities. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, Dubai and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding regulatory authorization and approval expectations, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third-parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, (vii) statements relating to Cheniere’s capital deployment, including intent, ability, extent, and timing of capital expenditures, debt repayment, dividends, share repurchases and execution on the capital allocation plan, and (viii) statements relating to our goals, commitments and strategies in relation to environmental matters. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables and Supplementary Information Follow)

LNG VOLUME SUMMARY
As of October 23, 2026, approximately 5,120 cumulative LNG cargoes totaling over 350 million tonnes of LNG have been produced, loaded and exported from our liquefaction projects.
During the three and nine months ended September 30, 2026, we exported 684 and 2,044 TBtu, respectively, of LNG from our liquefaction projects, 3 and 12 TBtu of which were related to commissioning activities, respectively. 61 TBtu of LNG exported from our liquefaction projects and sold on a delivered basis was in transit as of September 30, 2026, none of which was related to commissioning activities.
The following table summarizes the volumes of LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during the three and nine months ended September 30, 2026:

	Three Months Ended September 30, 2026			Nine Months Ended September 30, 2026
(in TBtu)	Operational	Commissioning	Total	Operational	Commissioning	Total
Volumes loaded during the current period	683	2	685	2,034	11	2,045
Volumes loaded during the prior period but recognized during the current period	71	1	72	23	1	24
Less: volumes loaded during the current period and in transit at the end of the period	(61)	—	(61)	(61)	—	(61)
Total volumes recognized in the current period	693	3	696	1,996	12	2,008
In addition, during the three and nine months ended September 30, 2026, we recognized 4 and 40 TBtu of LNG, respectively, on our Consolidated Financial Statements related to LNG cargoes sourced from third-parties.

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenues
LNG revenues	$6,099	$4,302	$17,461	$14,122
Regasification revenues	34	34	102	102
Other revenues	40	105	210	302
Total revenues	6,173	4,441	17,773	14,526

Operating costs and expenses
Cost of sales (excluding operating and maintenance expense and depreciation, amortization and accretion expense shown separately below) (2)	3,207	1,750	11,964	6,438
Operating and maintenance expense	540	447	1,598	1,479
Selling, general and administrative expense	112	81	336	296
Depreciation, amortization and accretion expense	393	338	1,146	979
Other operating costs and expenses	6	8	12	26
Total operating costs and expenses	4,258	2,624	15,056	9,218

Income from operations	1,915	1,817	2,717	5,308

Other income (expense)
Interest expense, net of capitalized interest	(285)	(236)	(827)	(702)
Interest and dividend income	21	23	56	91
Other income (expense), net	3	(5)	(37)	14
Total other expense	(261)	(218)	(808)	(597)

Income before income taxes and non-controlling interests	1,654	1,599	1,909	4,711
Less: income tax provision	168	303	193	850
Net income	1,486	1,296	1,716	3,861
Less: net income attributable to non-controlling interests	316	247	980	833
Net income attributable to Cheniere	$1,170	$1,049	$736	$3,028

Net income per share attributable to common stockholders—basic (1)	$5.67	$4.76	$3.52	$13.63
Net income per share attributable to common stockholders—diluted (1)	$5.65	$4.75	$3.51	$13.59

Weighted average number of common shares outstanding—basic	206.3	219.3	208.6	221.5
Weighted average number of common shares outstanding—diluted	206.9	219.9	209.1	222.1

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, filed with the Securities and Exchange Commission.
(2)Cost of sales includes approximately $40 million of gains and $2.2 billion of losses from changes in the fair value of commodity derivatives prior to contractual delivery or termination, primarily related to non-cash changes in the fair value of our long-term IPM agreements during the three and nine months ended September 30, 2026 prior to the normal purchases and normal sales (“NPNS”) designation, respectively, as compared to $0.6 billion and $1.3 billion of gains in the corresponding 2025 periods, respectively.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)(2)
(unaudited)

	September 30,	December 31,
	2026	2025

ASSETS
Current assets
Cash and cash equivalents	$1,663	$1,099
Restricted cash and cash equivalents	393	485
Trade and other receivables, net of current expected credit losses	1,421	1,380
Inventory	722	524
Current derivative assets	106	9
Margin deposits	194	76
Prepaid expenses	96	72
Other current assets, net	118	47
Total current assets	4,713	3,692
Property, plant and equipment, net of accumulated depreciation	37,469	35,755
Operating lease assets	2,377	2,700
Deferred NPNS assets	2,178	—
Derivative assets	786	4,663
Other non-current assets, net	1,312	1,072
Total assets	$48,835	$47,882

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$420	$123
Accrued liabilities	2,069	2,081
Current debt, net of unamortized discount and debt issuance costs	1,349	306
Deferred revenue	158	150
Current operating lease liabilities	548	539
Current portion of deferred NPNS liabilities	166	—
Current derivative liabilities	402	618
Other current liabilities	124	99
Total current liabilities	5,236	3,916
Long-term debt, net of unamortized discount and debt issuance costs	22,582	22,507
Operating lease liabilities	1,822	2,163
Deferred NPNS liabilities	1,699	—
Derivative liabilities	349	1,208
Deferred tax liabilities	3,761	3,698
Other non-current liabilities	1,416	1,312
Total liabilities	36,865	34,804

Redeemable non-controlling interest	—	136

Stockholders’ equity
Preferred stock: $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock: $0.003 par value, 480.0 million shares authorized; 279.6 million shares and 279.2 million shares issued at September 30, 2026 and December 31, 2025, respectively	1	1
Treasury stock: 74.5 million shares and 66.8 million shares at September 30, 2026 and December 31, 2025, respectively, at cost	(10,688)	(8,852)
Additional paid-in-capital	4,616	4,523
Retained earnings	12,626	12,243
Total Cheniere stockholders’ equity	6,555	7,915
Non-controlling interests	5,415	5,027
Total stockholders’ equity	11,970	12,942
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$48,835	$47,882

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, filed with the Securities and Exchange Commission.
(2)Amounts presented include balances held by our consolidated Variable Interest Entities (“VIEs”), all of which were related to Cheniere Partners as of September 30, 2026, and substantially all of which were related to Cheniere Partners as of December 31, 2025. As of September 30, 2026, total assets and liabilities of our VIEs, which are included in our Consolidated Balance Sheets, were $17.4 billion and $16.9 billion, respectively, including $569 million of cash and cash equivalents and $35 million of restricted cash and cash equivalents.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Consolidated Adjusted EBITDA
The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three and nine months ended September 30, 2026 and 2025 (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income attributable to Cheniere	$1,170	$1,049	$736	$3,028
Net income attributable to non-controlling interests	316	247	980	833
Income tax provision	168	303	193	850
Interest expense, net of capitalized interest	285	236	827	702
Interest and dividend income	(21)	(23)	(56)	(91)
Other expense (income), net	(3)	5	37	(14)
Income from operations	$1,915	$1,817	$2,717	$5,308
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation, amortization and accretion expense	393	338	1,146	979
Loss (gain) from changes in fair value of commodity and foreign exchange (“FX”) derivatives, net (1)	(432)	(574)	2,077	(1,491)
Amortization of deferred NPNS assets and liabilities	(26)	—	(31)	—
Total non-cash compensation expense	50	27	128	99
Other operating costs and expenses	—	—	—	1
Consolidated Adjusted EBITDA	$1,900	$1,608	$6,037	$4,896

(1)Changes in the fair value of commodity and FX derivatives prior to contractual delivery or termination, primarily related to non-cash changes in the fair value of our long-term IPM agreements.
Consolidated Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our Consolidated Financial Statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Consolidated Adjusted EBITDA is calculated by taking net income attributable to Cheniere before net income attributable to non-controlling interests, interest expense, net of capitalized interest, taxes, depreciation, amortization and accretion expense, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense, gain or loss on disposal of assets, changes in the fair value of our commodity and FX derivatives prior to contractual delivery or termination, amortization of deferred NPNS assets and liabilities, and non-cash compensation expense. Changes in the fair value of commodity and FX derivatives and amortization of deferred NPNS assets and liabilities are considered in determining Consolidated Adjusted EBITDA given that the timing of recognizing these gains and losses differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Adjusted Net Income
The following table reconciles our Adjusted Net Income to U.S. GAAP results for the three and nine months ended September 30, 2026 and 2025 (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income attributable to Cheniere	$1,170	$1,049	$736	$3,028
Loss (gain) from changes in fair value of commodity and FX derivatives, net (1)	(432)	(574)	2,077	(1,491)
Amortization of deferred NPNS assets and liabilities	(26)	—	(31)	—
Adjustments to net income attributable to Cheniere related to the above reconciling items:
Income taxes(2)	21	124	(357)	295
Non-controlling interests	17	(8)	(37)	51
Adjusted Net Income	$750	$591	$2,388	$1,883

(1)Changes in the fair value of commodity and FX derivatives prior to contractual delivery or termination, primarily related to non-cash changes in the fair value of our long-term IPM agreements.
(2)Income taxes for the three and nine months ended September 30, 2026 and 2025 have been calculated on a with-and-without basis to reflect the incremental impact of the related adjustments to reported net income attributable to Cheniere presented in the table above.
Adjusted Net Income is calculated by taking net income attributable to Cheniere and excluding the effects of non-cash changes in the fair value of agreements accounted for as derivative instruments and amortization of deferred NPNS assets and liabilities, net of the associated non-controlling interests and income tax effects.
Given that the timing of recognizing gains and losses associated with the reconciling items to net income attributable to Cheniere differs from the recognition of the related item economically hedged, we believe the exclusion of the effect of changes in the fair value of our commodity and FX derivatives and amortization of deferred NPNS assets and liabilities enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance. Adjusted Net Income is not intended to represent net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to net income attributable to Cheniere for the three and nine months ended September 30, 2026 and forecast amounts for full year 2026 (in billions):

	Three Months Ended September 30,	Nine Months Ended September 30,	Full Year
	2026	2026	2026
Net income attributable to Cheniere	$1.17	$0.74	$2.1	-	$2.5
Net income attributable to non-controlling interests	0.32	0.98	1.3	-	1.3
Income tax provision	0.17	0.19	0.4	-	0.5
Interest expense, net of capitalized interest	0.29	0.83	1.1	-	1.1
Depreciation, amortization and accretion expense	0.39	1.15	1.5	-	1.5
Other income, financing costs, and certain non-cash operating expenses	(0.43)	2.16	2.3	-	2.3
Consolidated Adjusted EBITDA	$1.90	$6.04	$8.75	-	$9.25
Interest expense, net of interest income, capitalized interest and amortization	(0.24)	(0.72)	(1.0)	-	(1.0)
Maintenance capital expenditures	(0.03)	(0.09)	(0.2)	-	(0.2)
Income tax (excludes deferred taxes)(1)	(0.10)	(0.20)	(0.3)	-	(0.3)
Other income	(0.04)	(0.10)	(0.1)	-	(0.1)
Consolidated Distributable Cash Flow	$1.49	$4.93	$7.20	-	$7.60
Distributable Cash Flow attributable to non-controlling interests	(0.26)	(0.86)	(1.2)	-	(1.1)
Cheniere Distributable Cash Flow	$1.23	$4.07	$6.05	-	$6.55

Note: Totals may not sum due to rounding.
(1)Our cash tax payments are subject to commodity and market volatility, regulatory changes and other factors which could significantly impact both the timing and amount of our future cash tax payments. Our 2026 full year Distributable Cash Flow guidance reflects current tax law and does not consider any prospective changes to local, domestic or international tax laws and regulations, or their interpretation and application. Our actual results could differ materially from our guidance due to such risks, uncertainties and other factors, including those set forth in Risk Factors in Item 1A of Part 1 or as disclosed under Operating Cash Flows in Sources and Uses of Cash within Liquidity and Capital Resources of the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarters ended March 31, 2026, June 30, 2026 and September 30, 2026 and Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

Distributable Cash Flow is defined as cash generated from the operations of Cheniere and its subsidiaries and adjusted for non-controlling interests. The Distributable Cash Flow of Cheniere’s subsidiaries is calculated by taking the subsidiaries’ EBITDA less interest expense, net of capitalized interest, taxes, maintenance capital expenditures and other non-operating income or expense items, and adjusting for the effect of certain non-cash items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, amortization of debt issue costs, premiums or discounts, impairment of equity method investment and deferred taxes. Cheniere’s Distributable Cash Flow includes 100% of the Distributable Cash Flow of Cheniere’s wholly-owned subsidiaries. For subsidiaries with non-controlling investors, our share of Distributable Cash Flow is calculated as the Distributable Cash Flow of the subsidiary reduced by the economic interest of the non-controlling investors as if 100% of the Distributable Cash Flow were distributed in order to reflect our ownership interests and our incentive distribution rights, if applicable. The Distributable Cash Flow attributable to non-controlling interests is calculated in the same method as Distributions to non-controlling interests as presented on our Consolidated Statements of Stockholders’ Equity (Deficit) in our Forms 10-Q and Forms 10-K filed with the Securities and Exchange Commission. This amount may differ from the actual distributions paid to non-controlling investors by the subsidiary for a particular period.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be considered for deployment by our Board of Directors pursuant to our capital allocation plan, such as by way of common stock dividends, stock repurchases, retirement of debt, or expansion (growth) capital expenditures1. Distributable Cash Flow is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We have not made any forecast of net income on a run-rate basis, which would be the most directly comparable measure under U.S. GAAP, in part because net income includes the impact of derivative transactions, which cannot be determined at this time, and we are unable to reconcile differences between run-rate Distributable Cash Flow and net income.
Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Randy Bhatia	713-375-5479
Bernardo Fallas	713-375-5593
1     Capital spending for our business consists primarily of:
•Maintenance capital expenditures. These expenditures include costs which qualify for capitalization that are required to sustain property, plant and equipment reliability and safety and to address environmental or other regulatory requirements rather than to generate incremental distributable cash flow; and
•Expansion capital expenditures. These expenditures are undertaken primarily to generate incremental distributable cash flow and include investment in accretive organic growth, acquisition or construction of additional complementary assets to grow our business, along with expenditures to enhance the productivity and efficiency of our existing facilities.